                                                                    EXHIBIT 10.1



                           STOCK PURCHASE AGREEMENT

                                     among

                          RADNOR HOLDINGS CORPORATION

                                      and

                              RICHARD DAVIDOVICH
                        THE DAVIDOVICH CHARITABLE TRUST
                        JAMES RIVER PAPER COMPANY, INC.
                     GRUPO INDUSTRIAL HERMES, S.A. de C.V.
                                ROSENTHAL GROUP

                            Dated October 30, 1996



                                EXECUTION COPY

                               TABLE OF CONTENTS

                                                                            Page
1.   DEFINITIONS............................................................   1

2.   SALE AND TRANSFER OF SHARES AND OTHER INTERESTS; CLOSING...............   9
          2.1  Shares and Other Interests...................................   9
          2.2  Purchase Price...............................................   9
          2.3  Noncompetition Agreement.....................................  10
          2.4  Closing......................................................  10
          2.5  Closing Obligations..........................................  10
          2.6  Adjustment Amount............................................  12
          2.7  Adjustment Procedure.........................................  12
          2.8  Tax Matters..................................................  13
          2.9  Environmental Escrow.........................................  15

3.   REPRESENTATIONS AND WARRANTIES OF DAVIDOVICH...........................  16
          3.1  Organization and Good Standing...............................  16
          3.2  Authority; No Conflict.......................................  16
          3.3  Capitalization...............................................  17
          3.4  Financial Statements.........................................  18
          3.5  Books and Records............................................  18
          3.6  Title to Properties; Encumbrances............................  19
          3.7  Condition and Sufficiency of Assets..........................  20
          3.8  Accounts Receivable..........................................  20
          3.9  Inventory....................................................  20
          3.10 No Undisclosed Liabilities...................................  21
          3.11 Taxes........................................................  21
          3.12 No Material Adverse Change...................................  22
          3.13 Employee Benefits............................................  23
          3.14 Compliance with Legal Requirements; Governmental
               Authorizations...............................................  32
          3.15 Legal Proceedings; Orders....................................  33
          3.16 Absence of Certain Changes and Events........................  34
          3.17 Contracts; No Defaults.......................................  35
          3.18 Insurance....................................................  37
          3.19 Environmental Matters........................................  37
          3.20 Employees....................................................  39
          3.21 Labor Relations; Compliance..................................  40
          3.22 Intellectual Property........................................  40
          3.23 Certain Payments.............................................  41
          3.24 Disclosure...................................................  42
          3.25 Relationships with Related Persons...........................  42

                                      (i)

          3.26  Brokers or Finders........................................... 43

3A.  REPRESENTATIONS AND WARRANTIES OF SELLERS............................... 43

4.   REPRESENTATIONS AND WARRANTIES OF BUYER................................. 44
          4.1   Organization and Good Standing............................... 44
          4.2   Authority; No Conflict....................................... 44
          4.3   Investment Intent............................................ 44
          4.4   Certain Proceedings.......................................... 45
          4.5   Brokers or Finders........................................... 45
          4.6   Financing.................................................... 45
          4.7   Independent Investigation.................................... 45

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE.............................. 46
          5.1   Access and Investigation..................................... 46
          5.2   Operation of the Businesses of the Acquired Companies........ 46
          5.3   Negative Covenant............................................ 46
          5.4   Required Approvals........................................... 47
          5.5   Notification................................................. 47
          5.6   Payment of Indebtedness by Related Persons................... 47
          5.7   No Negotiation............................................... 47
          5.8   Commercially Reasonable Efforts.............................. 48

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE................................ 48
          6.1   Approvals of Governmental Bodies............................. 48
          6.2   Commercially Reasonable Efforts.............................. 48
          6.3   Notification................................................. 48

6A.  COVENANTS OF PARTIES AFTER CLOSING DATE................................. 49

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..................... 49
          7.1   Accuracy of Representations.................................. 49
          7.2   Sellers' Performance......................................... 50
          7.3   Supply Contract.............................................. 50
          7.4   Additional Documents......................................... 50
          7.5   No Proceedings............................................... 51
          7.6   No Claim Regarding Stock Ownership or Sale Proceeds.......... 51
          7.7   Senior Notes Offering........................................ 51
          7.8   Audited Financial Statements................................. 51
          7.9   Environmental Reports........................................ 51
          7.10  Resignations................................................. 51
          7.11  Consent of the Bank of Montreal.............................. 52

                                     (ii)

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.................... 52
          8.1   Accuracy of Representations.................................. 52
          8.2   Buyer's Performance.......................................... 52
          8.3   Supply Contract.............................................. 52
          8.4   Additional Documents......................................... 52
          8.5   No Injunction................................................ 53
          8.6   Release of Personal Guaranty................................. 53

9.   TERMINATION ............................................................ 53
          9.1   Termination Events........................................... 53
          9.2   Effect of Termination........................................ 54

10.  INDEMNIFICATION; REMEDIES............................................... 54
          10.1  Survival; Right to Indemnification Not Affected by Knowledge. 54
          10.2  Indemnification and Payment of Damages by each Seller........ 54
          10.3  Indemnification and Payment of Damages by Davidovich......... 55
          10.4  Indemnification and Payment of Damages by Buyer.............. 56
          10.5  Time Limitations............................................. 56
          10.6  Limitations on Amount--Davidovich............................ 57
          10.7  Limitations on Amount--Buyer................................. 57
          10.8  Procedure for Indemnification--Third Party Claims............ 57
          10.9  Procedure for Indemnification--Other Claims.................. 58
          10.10 Limitations of Liability..................................... 58
          10.11 Sole and Exclusive Remedies.................................. 59

11.  GENERAL PROVISIONS...................................................... 60
          11.1  Expenses..................................................... 60
          11.2  Public Announcements......................................... 60
          11.3  Confidentiality.............................................. 61
          11.4  Notices...................................................... 61
          11.5  Jurisdiction; Service of Process............................. 62
          11.6  Further Assurances........................................... 62
          11.7  Waiver....................................................... 63
          11.8  Entire Agreement and Modification............................ 63
          11.9  Disclosure Letter............................................ 63
          11.10 Assignments, Successors, and No Third-Party Rights........... 63
          11.11 Severability................................................. 64
          11.12 Section Headings, Construction............................... 64
          11.13 Time of Essence.............................................. 64
          11.14 Governing Law................................................ 64
          11.15 Counterparts................................................. 64

                                     (iii)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This Stock Purchase Agreement ("Agreement") is made as of October 28, 1996, by and among RADNOR HOLDINGS CORPORATION, a Delaware corporation ("Buyer") and RICHARD DAVIDOVICH ("Davidovich"), the Davidovich Charitable Trust, Richard Davidovich, trustee (the "Trust"), JAMES RIVER PAPER COMPANY, INC., a Virginia corporation ("JR"), GRUPO INDUSTRIAL HERMES, S.A. de C.V., a sociedad anonima de capital variable, organized and existing under the laws of Mexico ("Grupo Hermes"), and the persons and trusts listed in Schedule A hereto, (collectively, the "Rosenthal Group," and collectively with Davidovich, the Trust, JR and Grupo Hermes, the "Sellers").

                                    RECITAL
                                    -------

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of common and preferred capital stock, and all options and warrants (collectively, the "Other Interests") to purchase the common and preferred capital stock, of SP ACQUISITION CO., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of their respective covenants, agreements, representations and warranties contained herein, and intending to be legally bound, Buyer and Sellers hereby agree as follows:

                                   AGREEMENT
                                   ---------

 1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Companies"--the Company and its Subsidiaries, collectively.

"Adjustment Amount"--as defined in Section 2.6.

"Applicable Contract"--any Contract to which any Acquired Company is a party or by which any Acquired Company or any of the assets owned or used by it is bound.

"Applicable Employee Benefit Laws"--as defined in Section 3.13(2).

"Assignments of Other Interests"--as defined in Section 2.4.

"Balance Sheets"--as defined in Section 3.4.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

"Business Day"--any day other than a Saturday, Sunday or legal holiday under the laws of the State of Delaware.

"Buyer"--as defined in the first paragraph of this Agreement.

"Buyer's Releases"--as defined in Section 2.4.

"Canadian GAAP"--generally accepted Canadian accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements of StyroChem International, Ltd. referred to in Section 3.4 were prepared.

"Canadian Plan"--as defined in Section 3.13(2).

"Canadian Revenue Authorities"--Revenue Canada and Revenue Quebec or any successor agencies.

"Canadian Securities Legislation"--the securities legislation of each of the provinces and territories of Canada or any successor legislation or regulations and rules pursuant to such legislation or any successor legislation.

"Closing"--as defined in Section 2.4.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Company"--as defined in the Recital of this Agreement.

"Competition Act"--the Competition Act (Canada) or any successor law and
                       ---------------
regulations and rules issued pursuant to that act or any successor law.

"Confidentiality Agreement"--that certain letter agreement between the Company and Benchmark Corporation of Delaware, dated June 27, 1996.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

     (a)  the sale of the Shares and the Other Interests by Sellers to Buyer;

     (b) the execution, delivery, and performance of the Noncompetition Agreement, the Sellers' Releases and the Buyer's Releases;

     (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

     (d)  Buyer's acquisition and ownership of the Shares and the Other
          Interests.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, hypothec, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental Escrow Agreement"--as defined in Section 2.5.

"Environmental Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

     (a) any environmental matters or conditions (including on-site or off-site contamination);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

     (c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA") or covered by any Environmental Law applicable in Canada.

"Environmental Law"--any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d)  protecting resources, species, or ecological amenities;

     (e) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (f) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Escrow Agent"--Duane, Morris & Heckscher.

"Escrow Agreement"--as defined in Section 2.5.

"Escrowed Funds"--as defined in Section 2.5.

"Facilities"--any real and immoveable property, leaseholds, or other interests owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by any Acquired Company.

"GAAP"--means U.S. GAAP in reference to the financial statements of StyroChem International, Inc. and the Company, and Canadian GAAP in reference to the financial statements of StyroChem International, Ltd.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

     (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, province, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, ministry, branch, department, official, or entity and any court or other tribunal);

     (d)  multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified on the date hereof as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Intellectual Property Assets"--as defined in Section 3.22.

"Interim Balance Sheets"--as defined in Section 3.4.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"ITA"--the Income Tax Act (Canada) and the Taxation Act (Quebec) or any
           --------------                  ------------
successor law and regulations and rules issued pursuant to the Income Tax Act
                                                               --------------
(Canada) or the Taxation Act (Quebec) or any successor law.
                ------------

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter when serving in such capacity.

"Legal Requirement"--any applicable federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, civil law, regulation, statute, or treaty in effect as of the date hereof.

"Management"--Davidovich, Dick Schwarz, Ivan Banat, Jim Mercado and Mike Pate.

"Material Adverse Effect"--when such term is used to describe or refer to the impact, magnitude, or significance of any Contract, obligation, liability, consequence, effect, circumstance or condition, shall mean that the subject matter of such description or reference has a material adverse effect on the properties, assets, business, financial condition or prospects of the Acquired Companies, taken as a whole.

"Noncompetition Agreement"--as defined in Section 2.4(a)(iii).

"Order"--any applicable award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Other Interests"--as defined in the Recital of this Agreement.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan"--as defined in Section 3.13.

"Proceeding"--any arbitration, hearing, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

"Related Person"--with respect to a particular individual:

     (a)  each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, liquidator, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b)  any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, liquidator, or trustee of such specified Person (or in a similar capacity);

     (d)  any Person in which such specified Person holds a Material Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f)  any Related Person of any individual described in clause (b) or (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller"--as defined in the first paragraph of this Agreement.

"Sellers' Releases"--as defined in Section 2.4.

"Senior Notes Offering"--the sale by Buyer of up to $100,000,000 of its Senior Notes.

"Shares"--as defined in the Recital of this Agreement.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax"--any income tax or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, withholding, estate, social service and corporation, capital, value added, profits, gross receipts, custom duties, stamp, transfer, water, business, goods and services, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"U.S. GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements of the Company and StyroChem International, Inc. referred to in Section 3.4 were prepared.

 2.  SALE AND TRANSFER OF SHARES AND OTHER INTERESTS; CLOSING

     2.1  Shares and Other Interests
          --------------------------

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares and the Other Interests to Buyer, and Buyer will purchase the Shares and the Other Interests from Sellers.

     2.2  Purchase Price
          --------------

The purchase price (the "Purchase Price") for the Shares and the Other Interests will be Twenty-Six Million Dollars ($26,000,000) less amounts shown on Exhibit
2.2 plus or minus the Adjustment Amount.

     2.3  Noncompetition Agreement
          ------------------------

In addition to the Purchase Price, at the Closing Buyer will pay the sum of Four Million Seven Hundred Sixty Thousand Dollars ($4,760,000) to Davidovich pursuant to the Noncompetition Agreement.

     2.4  Closing
          -------

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at One Liberty Place, Philadelphia, Pennsylvania 19103, at 9:00 a.m. (local time) on the date that is concurrent with the closing of the Senior Notes Offering, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.5  Closing Obligations
          -------------------

At the Closing:

     (a)  Sellers will deliver to Buyer:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

          (ii) releases in the form of Exhibit 2.5(a)(ii) executed by Sellers (collectively, the "Sellers' Releases");

          (iii) a noncompetition agreement in the form of Exhibit 2.5(a)(iii), executed by Davidovich (the "Noncompetition Agreement");

          (iv) a consulting agreement in the form of Exhibit 2.5(a)(iv) executed by Davidovich ("Consulting Agreement");

          (v) such assignments of options and assignments of warrants (collectively, the "Assignments of Other Interests") necessary to effect the assignment to Buyer of all of the Other Interests, each reasonably satisfactory in form and substance to Buyer and duly executed by the appropriate Seller or Sellers; and

          (vi) a certificate executed by each Seller representing and warranting to Buyer that such Seller's representations and warranties in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with
                Section 5.5);

          (vii) an escrow agreement (the "Escrow Agreement") by and among Escrow Agent, Buyer and Davidovich, in the form of Exhibit 2.5(a)(vii), executed by Davidovich; and

          (viii) an environmental escrow agreement (the "Environmental Escrow Agreement") by and among Escrow Agent, Buyer and Davidovich, in the form of Exhibit 2.5(a)(viii), executed by Davidovich.

     (b)  Buyer will make the following payments on account of the Purchase
          Price:

          (i) pay to Wells Fargo Bank (the "Bank"), the amount which will pay in full and satisfy the Company's outstanding indebtedness to the Bank as of the Closing Date;

          (ii) transfer to the Escrow Agent pursuant to the terms of the Escrow Agreement the sum of One Million Dollars ($1,000,000) (the "Escrowed Funds") pending final determination of the Adjustment Amount in accordance with Sections 2.6 and 2.7 below and transfer to the Escrow Agent pursuant to the Environmental Escrow Agreement the sum of One Million Three Hundred Seventy-five Thousand Dollars ($1,375,000); and

          (iii) pay the Sellers, in consideration for the Shares and the Other Interests, an amount equal to $26,000,000 less the sum of the payments referred to in Sections 2.5(b)(i) and 2.5(b)(ii) and
                  Exhibit 2.2, which will be allocated among the Sellers in accordance with Schedule 2.5(b)(iii) and will be paid by wire transfer to the Sellers (or to Davidovich on behalf of those Sellers which have authorized Davidovich to receive payments on their behalf) as specified on Schedule 2.5(b)(iii).

     (c)  Buyer will deliver to Sellers:

          (i) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

          (ii) the Escrow Agreement, the Noncompetition Agreement, the Consulting Agreement and the Environmental Escrow Agreement, executed by Buyer; and

          (iii) releases in the form of Exhibit 2.5(c)(iii) executed by Buyer and the Acquired Companies (the "Buyer's Releases").

     2.6  Adjustment Amount
          -----------------

The Adjustment Amount (which may be a positive or negative number) will be equal to the Company's net working capital as of the Closing Date calculated in accordance with GAAP on a consolidated basis, minus the Company's net working
                                              -----
capital as of August 3, 1996 as set forth on Schedule 2.6 to this Agreement,
                                             ------------
provided that for purposes of determining the Adjustment Amount the balance sheet as of the Closing Date will be compared to Schedule 2.6 with respect to the asset and liability accounts shown on Schedule 2.6.

     2.7  Adjustment Procedure
          --------------------

     (a) Buyer will cause Arthur Andersen LLP, the Buyer's certified public accountants, to determine the consolidated net working capital of the Company as of the close of business on the Closing Date in accordance with GAAP and to determine the Adjustment Amount based on the consolidated net working capital of the Company as so determined as of the close of business on the Closing Date as compared to the consolidated net working capital of the Company as shown on
Schedule 2.6, based on the asset and liability accounts specified on Schedule
2.6 and subject to the instructions provided in Schedule 2.6, but not subject to any disclosures or statements made in the Disclosure Letter delivered to Sellers pursuant to this Agreement. Buyer will deliver the statement prepared by Arthur Andersen LLP showing the calculation of the Adjustment Amount ("Closing Statement") to Davidovich within sixty (60) days after the Closing Date, together with copies of Buyer's and Arthur Andersen LLP's work papers, and other documents and information, used to prepare the Closing Statement. If, within sixty (60) days following delivery of the Closing Statement and related documents and information, Davidovich has not given Buyer notice of his objection to the Closing Statement (such notice must contain a statement of the basis of Davidovich's objection), then the Company's net working capital reflected in the Closing Statement will be used in computing the Adjustment Amount. Buyer agrees upon reasonable notice to make available to Davidovich at the offices of the Acquired Companies the books and records of the Acquired Companies as required by Davidovich to verify the determination reflected in the Closing Statement. If Davidovich gives such notice of objection, and the parties are unable to resolve the subject of such objection within thirty (30) days after such notice, then the issues in dispute will be submitted to Ernst & Young, certified public accountants (the "Accountants"), for resolution with instructions to the Accountants to resolve such dispute within forty-five (45) days. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Sellers will each bear 50% of the fees of the Accountants for such determination.

     (b) The final determination of the Adjustment Amount shall occur on the earliest of (i) sixty (60) days after delivery of the Closing Statement to Davidovich without objection, (ii) written agreement of Davidovich and Buyer to the Closing Statement or any modification thereof, or (iii) written determination by the Accountants. On the tenth (10th) Business Day following the final determination of the Adjustment Amount, (i) if the Adjustment Amount is a negative number and greater than negative $1,000,000, the Escrowed Funds shall be paid to Buyer, and the Sellers shall pay to Buyer (in proportion to the relative percentage of the Purchase Price payable to each Seller under Section 2.5(b)(iii) (such relative proportions, hereinafter, a "Pro Rata Basis")) an amount equal to the amount by which the negative Adjustment Amount exceeds negative $1,000,000, (ii) if the Adjustment Amount is a negative number and less than or equal to negative $1,000,000, an amount equal to the negative Adjustment Amount shall be paid to Buyer out of the Escrowed Funds, and the balance of the Escrowed Funds, if any, shall be paid to the Sellers, and (iii) if the Adjustment Amount is zero or a positive number, all of the Escrowed Funds shall be paid to the Sellers, and Buyer shall pay to the Sellers an amount equal to the positive Adjustment Amount, if any. All payments of the Escrowed Funds will be made together with interest at the rate earned thereon. Payments must be made in immediately available funds by wire transfer to such bank account as the party entitled to receive such funds shall specify. Payments made to Sellers under this Section and under Section 2.5(b)(iii) shall be paid on a Pro Rata Basis in accordance with Schedule 2.5(b)(iii), and payments made to Davidovich on behalf of Sellers other than JR shall be paid to Davidovich and then distributed by Davidovich to such Sellers in accordance with Schedule 2.5(b)(iii). Any portion of the Adjustment Amount which is not disputed under the procedures set forth above shall be paid to the party or parties entitled thereto in accordance with the provisions of this Section 2.7, and the remaining portion of the Adjustment Amount shall be paid when any dispute has been resolved in accordance with the provisions of this Section 2.7. An example of the calculation of the amount payable to Sellers at Closing and the calculation and payment of the Adjustment Amount is set forth on Exhibit 2.7(b) attached hereto (the assumptions set forth therein being arbitrary and used for illustrative purposes only).

     2.8  Tax Matters
          -----------

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

     (a)  Tax Periods Ending on or Before the Closing Date.  Buyer shall prepare
          ------------------------------------------------
or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Davidovich to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Davidovich. Davidovich shall reimburse Buyer for Taxes of the Acquired Companies with respect to such periods within fifteen (15) days after payment by Buyer or the Acquired Companies of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Statement.

     (b)  Tax Periods Beginning Before and Ending After the Closing Date.  Buyer
          --------------------------------------------------------------
shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date in a manner reasonably consistent with past tax returns. Buyer shall permit Davidovich to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Davidovich. Davidovich shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Statement. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Companies.

     (c)  Refunds and Tax Benefits.  Any Tax refunds that are received by Buyer
          ------------------------
or the Acquired Companies, and any amounts credited against Tax to which Buyer or the Acquired Companies become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers on a Pro Rata Basis any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, unless Sellers have received credit therefor on the Closing Statement. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Acquired Companies of any amount accrued on the Closing Statement, the Buyer shall pay such amount to Sellers on a Pro Rata Basis within fifteen (15) days after receipt or entitlement thereto.

     (d)  Cooperation on Tax Matters.
          --------------------------

          (i) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (A) that Buyer will cause the Acquired Companies to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before or including the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
     (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer will cause the Acquired Companies to allow the other party to take possession of such books and records.

          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (e) Any dispute between the parties regarding the matters set forth in this Section 2.8 shall be submitted to the Accountants for resolution in accordance with the procedures set forth in Section 2.7 above.

     2.9  Environmental Escrow
          --------------------

At the Closing, Buyer will pay $1,375,000 to the Escrow Agent to be held and disbursed pursuant to the Environmental Escrow Agreement. Buyer shall have no claim against Davidovich for breach of any representation or warranty related to the matters specified on Exhibit A to the Environmental Escrow Agreement, other than the right which Buyer has under the Escrow Agreement to apply the escrowed funds to correct and address the matters specified on Exhibit A. Prior to Closing, Buyer and Sellers will mutually agree on the independent consultant to serve as contemplated by the Environmental Escrow Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF DAVIDOVICH

Davidovich represents and warrants to Buyer as follows:

     3.1  Organization and Good Standing
          ------------------------------

     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder, option holder or warrant holder and the number of shares, options or warrants held by each). Each Acquired Company is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Except as set forth on Part 3.1 of the Disclosure Schedule, each Acquired Company is duly qualified and registered to do and carry on business as a foreign corporation and is in good standing under the laws of each state, province or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and registration.

     (b) Davidovich has delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

     3.2  Authority; No Conflict
          ----------------------

     (a) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company; or

          (iv) except as set forth in Part 3.2 of the Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3  Capitalization
          --------------

The authorized equity securities of the Company consist of (i) 400,000 shares of Common Stock, par value $.01 per share, of which certain shares are issued and outstanding as set forth in Part 3.3 of the Disclosure Schedule (the "Common Shares") and (ii) 100,000 shares of Class A Preferred Stock, par value $.01 per share, of which certain shares are issued and outstanding as set forth in Part
3.3 of the Disclosure Schedule (the "Preferred Shares"). The Common Shares and the Preferred Shares collectively constitute the Shares and are owned of record as set forth in Part 3.3 of the Disclosure Schedule. The authorized equity securities of StyroChem International, Inc., a Texas corporation, consist of 100 shares of common stock, par value $10.00, of which 100 shares are issued and outstanding and are owned by the Company. The authorized equity securities of StyroChem International, Ltd., a Quebec corporation, consist of 10 shares of common stock, par value $10.00 per share, of which 10 shares are issued and outstanding and owned by the Company. The authorized equity securities of StyroChem FSC, Ltd., a Barbados corporation, consist of 1,000 shares of common stock, no par value, all of which are owned by the Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in
Part 3.3 of the Disclosure Letter, and with the exception of the Shares and the Other Interests (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. Except as described in Part 3.3 of the Disclosure Letter, there are no outstanding Contracts obligating any Acquired Company to issue, sell or transfer any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act, the Canadian Securities Legislation or any other Legal Requirement. Except as set forth in Part 3.3 of the Disclosure Letter, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. The following debentures have been paid in full by the Company: (i) SP Acquisition Co. 1994 Debenture No. 1, dated February 25, 1994, in the principal amount of $400,000, in favor of Grupo Industrial Hermes, S.A. de C.V.; (ii) SP Acquisition Co. 1994 Debenture No. 2, dated February 25, 1994, in the principal amount of $800,000, in favor of James River Paper Company, Inc.; (iii) SP Acquisition Co. 1994 Debenture No. 3, dated February 25, 1994, in the principal amount of $800,000, in favor of E.M. Rosenthal; (iv) SP Acquisition Co. 1994 Debenture No. 4, dated December 22, 1994, in the principal amount of $666,000, in favor of E.M. Rosenthal; and (v) SP Acquisition Co. 1994 Debenture No. 5, dated December 22, 1994, in the principal amount of $334,000, in favor of Grupo Industrial Hermes, S.A. de C.V.

     3.4  Financial Statements
          --------------------

Davidovich has delivered to Buyer: (a) balance sheets of StyroChem International, Inc. and Styrochem International, Ltd. for the period from February 26, 1994 to April 1, 1995, and the related statements of income, changes in stockholders' equity, and cash flow for the period ended April 1, 1995, together with the notes thereto and the report thereon of Coopers & Lybrand L.L.P., independent certified public accountants ("Audited Financial Statements"), (b) consolidated balance sheets of the Company, StyroChem International, Inc. and Styrochem International, Ltd. (the "Balance Sheets"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year ended March 30, 1996, and (c) unaudited balance sheets of the Company, StyroChem International, Inc. and Styrochem International, Ltd. as at September 28, 1996 (the "Interim Balance Sheets") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the 6 months then ended. Except as set forth in Part 3.4 of the Disclosure Letter, such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements); except as set forth in Part 3.4 of the Disclosure Letter, the financial statements referred to in this Section
3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

     3.5  Books and Records
          -----------------

Except as set forth in Part 3.4 of the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

     3.6  Title to Properties; Encumbrances
          ---------------------------------

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real and immoveable property, real property leaseholds, or other interests therein owned by any Acquired Company. The Acquired Companies own (with good and indefeasible title in the case of real and immoveable property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real and immoveable, personal and moveable, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Interim Balance Sheets and including all Intellectual Property Assets (as hereinafter defined) (except for (i) assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter, (ii) personal and moveable property sold since the dates of the Interim Balance Sheets, as the case may be, in the Ordinary Course of Business and (iii) certain real and immoveable property and improvements thereon located in Keller, Texas and identified in Part 3.6 of the Disclosure Letter as sold prior to Closing, and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheets (except for personal and moveable property acquired and sold since the date of the Interim Balance Sheets in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Interim Balance Sheets and all Intellectual Property Assets are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages, hypothecs or security interests shown on the Interim Balance Sheets as securing specified liabilities or obligations, (b) mortgages, hypothecs or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheets (such mortgages, hypothecs and security interests being limited to the property or assets so acquired), (c) liens for current taxes not yet due or the validity of which is being contested in good faith by appropriate legal proceedings, (d) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the Ordinary Course of Business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings, and (e) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the Acquired Companies normal operations or otherwise have a Material Adverse Effect.

     3.7  Condition and Sufficiency of Assets
          -----------------------------------

Except as disclosed in Part 3.7 of the Disclosure Schedule, to the knowledge of Management, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs (except for ordinary, routine maintenance and repairs). The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8  Accounts Receivable
          -------------------

All accounts receivable of the Acquired Companies that are reflected on the Interim Balance Sheets or on the Closing Statement and the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the reserves, if any, shown on the Closing Statement (which reserves, if any, are adequate consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, if any, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 180 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheets, which list sets forth the aging of such Accounts Receivable.

     3.9  Inventory
          ---------

Except as stated in Part 3.4 of the Disclosure Letter: All inventory of the Acquired Companies, whether or not reflected in the Interim Balance Sheets, consists of a quality and quantity useable and salable in the Ordinary Course of Business. Inventories will be valued in accordance with GAAP applied on a consistent basis, net of any reserves required in accordance with GAAP. Raw materials, work in process and finished goods will be valued at the lower of cost or market, with cost being calculated on an average cost basis, the lower of cost or market test for raw materials and work in process will be determined on a FIFO basis using the most current invoice and the next prior invoice(s) unit all pounds of raw material and WIP have been valued. The amount of overhead and labor added to work in process and finished goods is based on the direct cost method where all material costs directly related to the production process along with direct labor, depreciation, utilities, and repairs and maintenance are capitalized into inventory and is consistent with the prior periods. Non-prime inventory will be stated at the net realizable value, using the average sales price of the last 90 days actual sales of the specific product. The Acquired Companies will try to sell all non-prime inventory prior to Closing.

     3.10  No Undisclosed Liabilities
           --------------------------

Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof which, if still outstanding on the Closing Date, will be reflected in the Closing Statement; provided, however, the foregoing representation does not apply to or cover any liabilities or obligations that are generally the subject of any other representation or warranty made by Davidovich in this Agreement, whether or not such liabilities or obligations would be required to be disclosed under the express terms of such other representation or warranty.

     3.11  Taxes
           -----

     (a) Except as set forth in Part 3.11 of the Disclosure Letter, the Acquired Companies have filed or caused to be filed on a timely basis since February 25, 1994 all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise (since February 25, 1994), or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheets. Each of the Acquired Companies has paid adequate and timely installments of taxes.

     (b) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all Tax Returns filed since February 25, 1994. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns and Canadian (federal and provincial) income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since February 25, 1994, and the resulting deficiencies proposed by the IRS or Canadian Revenue Authorities, as the case may be. Except as described in Part 3.11 of the Disclosure Letter, neither Seller nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable for any Tax Return filed after February 25, 1994.

     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes for any Tax Return filed after February 25, 1994. To Management's Knowledge, there exists no proposed tax assessment against any Acquired Company except as disclosed in the Interim Balance Sheets or in Part 3.11 of the Disclosure Letter for any Return filed after February 25, 1994. No consent to the application of
Section 341(f)(2) of the IRC or any similar provision of the ITA has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect after February 25, 1994 have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed since February 25, 1994 by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the IRC or any equivalent provision of the ITA with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC or any equivalent provision of the ITA with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC or any equivalent provision of the ITA) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.

     (e) The paid-up capital for tax purposes of 10 shares of common stock, par value $10.00 per share, of StyroChem International Ltd. is no less than its stated capital for corporate purposes.

     3.12  No Material Adverse Change
           --------------------------

Except as set forth in Part 3.12 of the Disclosure Letter, since the date of the Interim Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company that would have a Material Adverse Effect, and, to the Knowledge of Management, no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

     3.13 Employee Benefits
          -----------------

     (1)  U.S. Plans
          ----------

     (a) As used in this Section 3.13, the following terms have the meanings set forth below.

          "Canadian Plan" has the meaning set forth in Section 3.13(2).

          "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate.

          "Company Plan" means (a) a Plan of which an Acquired Company or an ERISA Affiliate is a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate contributes or in which an Acquired Company or an ERISA Affiliate participates or (b) a Plan of which an Acquired Company or an ERISA Affiliate was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate contributed or in which an Acquired Company or an ERISA Affiliate participated at any time after 1990. All references to Plans are to Company Plans unless the context requires otherwise.

          "Company VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate.

          "ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Acquired Company, would be treated as a single employer under IRC (S) 414.

          "Multi employer Plan" has the meaning given in ERISA (S) 3(37)(A).

          "Other Benefit Obligation" means an obligation, arrangement, contract agreement, or customary practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former directors, employees, or agents, other than an obligation, arrangement, or practice that is a Plan or Canadian Plan. An Other Benefit Obligation includes consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payments, and fringe benefits within the meaning of IRC (S) 132.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Pension Plan" has the meaning given in ERISA (S) 3(2)(A).

          "Plan" has the meaning given in ERISA (S) 3(3), but does not include a Canadian Plan.

          "Plan Sponsor" has the meaning given in ERISA (S) 3(16)(B).

          "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

          "Title IV Plan" means a Pension Plan that is subject to Title IV of ERISA, 29 U.S.C. (S) 1301 et seq., other than a Multi employer Plan.

          "VEBA" means a voluntary employees' beneficiary association under IRC
     (S) 501(c)(9).

     (b) (i) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi employer Plans.

          (ii) Part 3.13(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was (since February 25, 1994) a Plan Sponsor, in which any such ERISA Affiliate participates or has participated (since February 25, 1994) or to which any such ERISA Affiliate contributes or has contributed (since February 25, 1994).

          (iii) Part 3.13(iii) of the Disclosure Letter sets forth, for each Multi employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and their ERISA Affiliates, calculated according to information made available pursuant to ERISA (S) 4221(e).

          (iv) Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

          (v) Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

     (c) Sellers have delivered to Buyer, or will deliver to Buyer within ten
(10) days of the date of this Agreement:

          (i) all documents that set forth the terms of each Company Plan, Foreign Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans and Foreign Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Foreign Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

          (ii)   all personnel, payroll, and employment manuals and policies;

          (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

          (iv) a written description of any Company Plan, Foreign Plan or Company Other Benefit Obligation that is not otherwise in writing;

          (v)    all registration statements filed with respect to any Company
     Plan;

          (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

          (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (ix)   the forms of notice to employees of their rights under ERISA
     (S) 601 et seq. and IRC (S) 4980B given at any time since February 25, 1994;

          (x) the Forms 5500 filed since February 25, 1994 with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

          (xi) all notices that were given by any Acquired Company or any ERISA Affiliate or any Company Plan to the IRS, the PBGC, or any participate or beneficiary, pursuant to statute, since February 25, 1994, including notices that are expressly mentioned elsewhere in this Section 3.13;

          (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate or any Company Plan since February 25, 1994;

          (xiii) the Form PBGC 1 filed for each Title IV Plan since February 25, 1994; and

          (xiv) the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan.

     (d) Except as set forth in Part 3.13(vi) of the Disclosure Letter:

          (i) The Acquired Companies have performed their obligations under all Company Plans, Foreign Plans, Company Other Benefit Obligations, and Company VEBAs;

          (ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan, Foreign Plan or Other Benefit Obligation that was not in accordance with the Plan, Foreign Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer;

          (iii) The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in compliance with ERISA, the IRC, and other applicable laws including the provisions of such laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement;

               (A) No transaction prohibited by ERISA (S) 406 and no "prohibited transaction" under IRC (S) 4975(c) have occurred with respect to any Company Plan.

               (B) No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

               (C) No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA (S) 502 or
          (S) 4071.

               (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

               (E) All contributions made to Company Plans and Company VEBAs have been deductible for federal income tax purposes. To Management's Knowledge, no trust under a Company Plan or Company VEBA receives income that is subject to tax as unrelated business taxable income.

          (iv) Each Company Plan can be terminated within sixty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan;

          (v) Since February 25, 1994, there has been no establishment or amendment of any Company Plan, Foreign Plan, Company VEBA, or Company Other Benefit Obligation;

          (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans, Foreign Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured;

          (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Foreign Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers' Knowledge, is Threatened;

          (viii) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC (S) 401(a); each trust for each such Plan is exempt from federal income tax under IRC (S) 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust;

          (ix) Each Acquired Company and each ERISA Affiliate has met the applicable minimum funding standard for each Plan, and has made all contributions required, under ERISA (S) 302 and IRC (S) 412;

          (x)    No Company Plan is subject to Title IV of ERISA;

          (xi) The Acquired Companies have paid all amounts due to the PBGC pursuant to ERISA (S) 4007;

          (xii) No Acquired Company or any ERISA Affiliate has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject an Acquired Company or Sellers to liability under ERISA (S) 4062(e), (S) 4063, or (S) 4064;

          (xiii) No Acquired Company or any ERISA Affiliate has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA (S) 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan;

          (xiv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA (S) 307 or IRC (S) 401(a)(29);

          (xv) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan;

          (xvi) The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP;

          (xvii) Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA (S) 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase;

          (xviii) No reportable event (as defined in ERISA (S) 4043) has occurred;

          (xix) No Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA;

          (xx) No Acquired Company or any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi employer Plan;

          (xxi) No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi employer Plan that could result in any liability of either any Acquired Company or Buyer to a Multi employer Plan;

          (xxii) No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multi employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated;

          (xxiii) No Multi employer Plan to which any Acquired Company or any ERISA Affiliate contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC;

          (xxiv) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service;

          (xxv) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees;

          (xxvi) Sellers and all Acquired Companies have complied in all material with the provisions of ERISA (S) 601 et seq. and IRC (S) 4980B;

          (xxvii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be nondeductible to the Acquired Companies under IRC (S) 280G or subject to tax under IRC
     (S) 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person; and

          (xxviii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under a Company Plan, a Company Other Benefit Obligation or a Company VEBA.

     (2)  Canadian Plans
          --------------

     (a) Part 3.13.2 of the Disclosure Letter lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, severance, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of StyroChem International Ltd. which are currently maintained or were maintained at any time since February 25, 1994 (the "Canadian Plans").

     (b) All of the Canadian Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Canadian Plans ("Applicable Employee Benefit Laws"). No fact or circumstance exists that could adversely affect the tax-exempt status of any Canadian Plan.

     (c) All obligations regarding the Canadian Plans have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Plans.

     (d) StyroChem International Ltd. may unilaterally amend or terminate, in whole or in part, each Canadian Plan and take contribution holidays under or withdraw surplus from each Canadian Plan, subject only to approvals required by Applicable Employee Benefit Laws and, with respect to amendment or termination, the collective agreements disclosed in Part 3.13.2 of the Disclosure Letter.

     (e) No Canadian Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Canadian Plan required to be registered.

     (f) All contributions or premiums required to be made by StyroChem International Ltd. under the terms of each Canadian Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Canadian Plans, and StyroChem International Ltd. does not have, and as of the Closing Date will not have, any liability (other than liabilities accruing after the Closing Date) with respect to any of the Canadian Plans. Contributions or premiums will be paid by StyroChem International Ltd. on an accrual basis for the period up to the Closing Date even though not otherwise required to be made until a later date.

     (g) No amendments have been made to any Canadian Plan, no improvements to any Canadian Plan have been promised and no amendments or improvements to any Canadian Plan will be made or promised prior to the Closing Date.

     (h) There have been no improper withdrawals, applications or transfers of assets from any Canadian Plan or the trusts or other funding media relating thereto, and neither StyroChem International Ltd., nor any of its agents or delegates or any other person, has been in breach of any fiduciary obligation with respect to the administration of the Canadian Plans or the trusts of other funding media relating thereto.

     (i) Subject to approvals under Applicable Employee Benefit Laws, StyroChem International Ltd. may merge or consolidate any Canadian Plan or the assets transferred from any Canadian Plan with any other arrangement, plan or fund.

     (j) Sellers have furnished to Buyer true, correct and complete copies of all the Canadian Plans as amended as of the date hereof together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Canadian Plan, all material internal memoranda concerning the Canadian Plans, copies of material correspondence with all regulatory authorities with respect to each Canadian Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Canadian Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Buyer pursuant to this provision.

     (k) Each Canadian Plan which is a funded plan is fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

     (l) None of the Canadian Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Canadian Plans.

     (m) All employee data necessary to administer each Canadian Plan have been provided by Sellers to Buyer and are true and correct as of the date of this Agreement and Sellers will notify Buyer of any changes thereto.

     (n) No insurance policy or any other contract or agreement affecting any Canadian Plan requires or permits a retroactive increase in contributions, premiums or payments due thereunder. The level of insurance reserves under each insured Canadian Plan is reasonable and sufficient to provide for all incurred but unreported claims.

     (o) Except as disclosed in Plan 3.13.2 of the Disclosure Letter, none of the Canadian Plans which is not a pension plan provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

     3.14  Compliance with Legal Requirements; Governmental Authorizations
           ---------------------------------------------------------------

     (a)  Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since February 25, 1994 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) no Acquired Company has received, at any time since February 25, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since February 25, 1994 has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter; and

         (iii) no Acquired Company has received, at any time since February 25, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

     The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner in which they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     The representations, warranties and statements contained in this Section
3.14 do not apply to any matters covered by Section 3.19 below.

     3.15  Legal Proceedings; Orders
           -------------------------

     (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against any Acquired Company or any of the assets owned or used by, any Acquired Company; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Management, no such Proceeding has been Threatened and no audit of the business or operations or Tax Returns of any of the Acquired Companies by any Governmental Body is pending or Threatened. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a Material Adverse Effect.

     (b) Except as set forth in Part 3.15 of the Disclosure Letter:

          (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

          (ii) no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

     (c) Except as set forth in Part 3.15 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since February 25, 1994 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

          (ii) no Acquired Company has received, at any time since February 25, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

The representations, warranties and statements contained in this Section 3.15 do not apply to any matters covered by Section 3.19 below.

     3.16  Absence of Certain Changes and Events
           -------------------------------------

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Balance Sheets, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

     (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b)   amendment to the Organizational Documents of any Acquired Company;

     (c) increase by any Acquired Company in the amount of any bonuses, salaries, or other compensation payable to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company, except as required under any such plan;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, which would have a Material Adverse Effect;

     (f)   entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $20,000;

     (g) sale (other than sales of inventory in the Ordinary Course of Business and the sale of non-prime inventory prior to the Closing), lease, or other disposition of any asset or property of any Acquired Company or mortgage, hypothec, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $20,000;

     (i) material change in the accounting methods used by any Acquired Company (except as disclosed in Part 3.4 of the Disclosure Letter); or

     (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     3.17  Contracts; No Defaults
           ----------------------

     (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Davidovich has delivered to Buyer true and complete copies, of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $20,000;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $20,000;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $20,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or immoveable or personal or moveable property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with terms of less than one year);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including material agreements with current employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii) each Applicable Contract for capital expenditures in excess of $50,000;

          (viii) all other Applicable Contracts which individually or aggregated together are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Acquired Companies considered as a whole; and

          (ix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

          (i) no Seller, and no Related Person of any Seller, has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

          (ii) no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or
     (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (d)  Except as set forth in Part 3.17(d) of the Disclosure Letter:

          (i) each Acquired Company is, in full compliance with all applicable terms and requirements of each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter;

          (ii) each other Person that has or had any obligation or liability under any Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter, in full compliance with all applicable terms and requirements of such Contract; and

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, or terminate, any Applicable Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter; and

     3.18  Insurance
           ---------

Set forth on Part 3.18 of the Disclosure Letter is a list of all material policies of fire, liability, casualty, life, and other insurance owned or held by the Acquired Companies. Such policies are in full force and effect, are sufficient to satisfy all requirements of Legal Requirements and any material Applicable Contracts to which any Acquired Company is a party. To the Knowledge of Management, no event has occurred nor does any fact or condition exist which would render any of such policies void or voidable or subject any such policies to cancellation or termination, and the Acquired Companies have given timely notice to the appropriate insurance carrier of all pending or threatened claims against it that are insured.

     3.19  Environmental Matters
           ---------------------

Except as set forth in Part 3.19 of the Disclosure Letter:

     (a) Each Acquired Company is, and at all times since February 25, 1994 to the Closing Date has been, in compliance with, and is not and has not been since February 25, 1994 in violation of or liable under, any Environmental Law. To the Knowledge of Management, each Acquired Company, and each other Person for whose conduct they are or may be held responsible, was, at all times prior to February 25, 1994, in compliance with, and was not in violation of or liable under any Environmental Law. Management has no Knowledge of, or any reasonable basis to expect, receipt by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, of any actual or Threatened citation, directive, inquiry, summons, warning, order, notice, or other communication from any Governmental Body or private citizen (including but not limited to the current or prior owner or operator of any Facilities), of any actual or potential violation of or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials generated, manufactured, refined, transferred, stored, imported, used, processed, owned or possessed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, received or otherwise come to be located.

     (b) Since February 25, 1994 no claims, Encumbrances or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, have been asserted, imposed, or, to the Knowledge of Management, threatened, with respect to or affecting any of the Facilities or any other properties and assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company, or any other Person for whose conduct they are or may be held responsible, has or had an interest. To the Knowledge of Management, at all times prior to February 25, 1994, no claims, Encumbrances or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, were asserted, imposed, or threatened with respect to or affecting any of the Facilities or any other properties and assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company, or any other Person for whose conduct they are or may be held responsible, has or had an interest.

     (c) To the Knowledge of Management, no Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental Liabilities with respect to the Facilities or any other properties or assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company, or any other Person for whose conduct they are or may be held responsible, has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials generated, manufactured, refined, stored, transferred, imported, used, processed, owned or possessed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, received or otherwise come to be located.

     (d) As of the date hereof, there are no Hazardous Materials present at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, ponds, lagoons, impoundments, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or located in land, surface water, ground water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon, except in compliance with all applicable Environmental Laws. Since February 25, 1994, no Acquired Company, or any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Management, any other Person, has permitted or conducted, or has been aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company has or had an interest, except in compliance with all applicable Environmental Laws. To the Knowledge of Management, at all times prior to February 25, 1994, no Acquired Company, or any other Person for whose conduct they are or may be held responsible, permitted or conducted, or was aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, except in compliance with all applicable Environmental Laws.

     (e) Since February 25, 1994, there has been no Release or, to the Knowledge of Management, Threat of Release, of any Hazardous Materials at or from the Facilities or any other locations where any Hazardous Materials were generated, manufactured, refined, stored, transferred, produced, imported, used, processed, owned or possessed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from or by any other properties and assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company has or had an interest, or, to the Knowledge of Management, any geologically or hydrologically adjoining property, whether by any Acquired Company or any other Person. To the Knowledge of Management, at all times prior to February 25, 1994, there was no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials generated, manufactured, refined, stored, transferred, produced, imported, used, possessed, owned, or possessed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or at or from any other properties and assets (whether real and immoveable, personal and moveable, or mixed) in which any Acquired Company has or had an interest, or, to the Knowledge of Management, any geologically or hydrologically adjoining property, whether by any Acquired Company or any other Person.

     (f) Davidovich has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or, to the Knowledge of Management, by any Acquired Company, pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.20  Employees
           ---------

     (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation payable to managerial personnel since January 1, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan; and

     (b) Except as set forth in Part 3.20 of the Disclosure Letter, to Management's Knowledge, no officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

     3.21  Labor Relations; Compliance
           ---------------------------

Since February 25, 1994, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since February 25, 1994, there has not been, there is not presently pending or existing, and to Management's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any application for certification of a collective bargaining agent. To Management's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22  Intellectual Property
           ---------------------

     (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

           (i) the names "SP Acquisition Co.," "StyroChem International, Inc.," "StyroChem International, Ltd." and "StyroChem," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications owned, used or Licensed by any Acquired Company (collectively, "Marks");

           (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned, used or Licensed by any Acquired Company (collectively, "Patents");

           (iii) all copyrights in both published works and unpublished works owned, used or Licensed by any Acquired Company (collectively, "Copyrights");

           (iv) all rights in mask works owned, used or Licensed by any Acquired Company (collectively, "Rights in Mask Works"); and

           (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

     (b)  Know-How Necessary for the Business

          (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. Except as set forth in Part 3.22(b) of the Disclosure Letter, one or more of the Acquired Companies has the right to use without payment to a third party all of the Intellectual Property Assets.

          (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

     (c)  Patents

          (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents.

     (d)  Trademarks

          (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks.

     (e)  Copyrights

          (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights.

     3.2  Certain Payments
          ----------------

Except as set forth in Part 3.23 of the Disclosure Schedule, and except for normal business entertainment not exceeding a cost of $1,000 per person in any instance, since February 25, 1994, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     3.24 Disclosure
          ----------

     (a) No representation or warranty of Davidovich in this Agreement and no statement in the Disclosure Letter (giving effect to any supplements thereto) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     (c) Except as set forth in Part 3.24 of the Disclosure Letter, there is no fact known to Davidovich that has specific application to Davidovich or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Davidovich can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter; provided, however, the foregoing representation does not apply to or otherwise cover any facts or matters that are generally the subject of any representation or warranty made by Davidovich in this Agreement, whether or not any such facts or matters would be required to be disclosed under the express terms of such other representation or warranty.

     3.25 Relationships with Related Persons
          ----------------------------------

Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of any Seller or of any Acquired Company has, or since February 25, 1994 has had, any material interest in any property (whether real and immoveable, personal and moveable, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. To the Knowledge of Management, no Seller or any Related Person of any Seller or of any Acquired Company is, or since January 1, 1994 has owned (of record or as a beneficial owner) a material equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company, except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. To the Knowledge of Management, except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of any Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     3.26 Brokers or Finders
          ------------------

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3A.  REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller (i) severally and not jointly, and (ii) only as to such Seller and not with respect to any other Seller, represents and warrants to Buyer as follows:

     (i) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Upon the execution and delivery by such Seller of the Sellers' Releases, and the Noncompetition Agreement to the extent such Seller is a party thereto (collectively, the "Seller's Closing Documents"), such Seller's Closing Documents will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Such Seller has the full right, power, authority, and capacity to execute and deliver this Agreement and such Seller's Closing Documents and to perform such Seller's obligations under this Agreement and such Seller's Closing Documents;

          (ii) Except as set forth in Part 3.2 of the Disclosure Letter, such Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions;

          (iii) Except as set forth in Part 3.3 of the Disclosure Letter, such Seller is and will be on the Closing Date the record and beneficial owners and holders of the Shares shown on Part 3.3 of the Disclosure Schedule as owned by such Seller, free and clear of all Encumbrances; and

          (iv) Except as set forth in Part 3.15 of the Disclosure Letter, such Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

     4.1  Organization and Good Standing
          ------------------------------

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2  Authority; No Conflict
          ----------------------

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

     (b)  Except as set forth in Schedule 4.2, neither the execution and
                                 ------------
delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)    any provision of Buyer's Organizational Documents;

          (ii)   any resolution adopted by the board of directors of Buyer;

          (iii)  any Legal Requirement or Order to which Buyer may be subject;
     or

          (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to
                       ------------
obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3  Investment Intent
          -----------------

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     4.4  Certain Proceedings
          -------------------

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.5  Brokers or Finders
          ------------------

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.6  Financing
          ---------

Buyer represents that prior to the closing that it will use its best efforts (but not more than commercially reasonable) to obtain financing through the Senior Notes Offering in an aggregate amount sufficient to consummate the transactions contemplated hereby, and believes in good faith that such efforts will be successful, although no commitments to purchase such notes have been obtained and Buyer does not guarantee or otherwise assure Sellers that the Senior Notes Offering will be completed.

     4.7  Independent Investigation
          -------------------------

Buyer represents that it has had an opportunity to ask questions of and receive answers from the Acquired Companies regarding the Acquired Companies and their business, assets, results of operations, and financial condition and the terms and conditions of the sale of the Shares. In addition, Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis, and evaluation of the Acquired Companies, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise), and prospects of the Acquired Companies as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own independent investigation, analysis, and evaluation of the Acquired Companies and (ii) the representations and warranties of Sellers contained herein.

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

     5.1  Access and Investigation
          ------------------------

Between the date of this Agreement and the Closing Date, Davidovich will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, and (d) furnish Buyer and Buyer's advisers with written consents and authorizations to obtain access to any governmental files and records relating to StyroChem International Ltd.

     5.2  Operation of the Businesses of the Acquired Companies
          -----------------------------------------------------

Between the date of this Agreement and the Closing Date, Davidovich will, and will cause each Acquired Company to:

     (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

     (b) use its best efforts (but not more than commercially reasonable) to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

     (c) confer with Buyer concerning operational matters of a material nature; and

     (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

     5.3  Negative Covenant
          -----------------

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Davidovich will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

     5.4  Required Approvals
          ------------------

As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act and Competition Act).
                                                          ---------------
Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and the Competition Act, and
                                                         ---------------
(b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2
                                                                 ------------
(including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

     5.5  Notification
          ------------

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely. No supplement to the Disclosure Letter may be delivered by Sellers after the Closing.

     5.6  Payment of Indebtedness by Related Persons
          ------------------------------------------

Except as expressly provided in this Agreement or in Part 5.6 of the Disclosure Letter, Sellers will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

     5.7  No Negotiation
          --------------

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

     5.8  Commercially Reasonable Efforts
          -------------------------------

Between the date of this Agreement and the Closing Date, Sellers will use their best efforts (but not more than commercially reasonable) to cause the conditions in Sections 7 and 8 to be satisfied.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE

     6.1  Approvals of Governmental Bodies
          --------------------------------

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act and the Competition Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2  Commercially Reasonable Efforts
          -------------------------------

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts (but not more than commercially reasonable) to cause the conditions in Sections 7 and 8 to be satisfied.

     6.3  Notification
          ------------

Between the date of this Agreement and the Closing Date, Buyer will promptly notify Davidovich in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Davidovich of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely. Within two weeks prior to the Closing, Buyer will endeavor to notify Davidovich if, to the Knowledge of Buyer, any employees of the Acquired Companies (other than Davidovich and Ivan Banat) will not be employed by the Acquired Companies after the Closing Date, although nothing in this Agreement shall obligate Buyer to continue the employment of any employees of the Acquired Companies after the Closing Date.

6A.  COVENANTS OF PARTIES AFTER CLOSING DATE

     6A.1 Not more than three (3) business days after the Closing Date, Buyer shall cause the Acquired Companies to pay an amount not exceeding $2,250,000 to Chevron Chemical Company, such amount to be determined by Davidovich and set forth in written instructions delivered by Davidovich to Buyer at Closing.

     6A.2 For as long as Davidovich or Sellers have liability to Buyer for indemnification under Section 10 of this Agreement, Buyer shall cause the Acquired Companies to make available to Davidovich and Sellers, upon reasonable advance notice and at a time reasonably convenient to the Acquired Companies, copies of the books and records of the Acquired Companies reasonably required by Davidovich and Seller to defend or resolve any claim for indemnification by Buyer.

     6A.3 Accounts receivable of the Acquired Companies which are reflected in the Closing Statement as collectible and not reserved against, and which are in fact not collected within 180 days after the Closing Date, will be assigned by the Buyer to Davidovich, but only if (i) the Acquired Companies are no longer doing business with the account debtors and (ii) Buyer has received payment from Davidovich for such accounts receivable by way of indemnification with respect to the breach of the representation and warranty made by Davidovich in Section
3.8 hereof. Davidovich will attempt to collect any accounts receivable assigned to him and will remit any net proceeds collected, after costs and expenses of collection, to the Sellers on a Pro Rata Basis. The Buyer will apply collections received from customers for which there are accounts receivable reflected in the Closing Statement, to the accounts receivable of such customers in the order in which the invoices were submitted to such customers, unless there is a bona fide dispute or billing error with respect to a particular invoice.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and the Other Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1  Accuracy of Representations
          ---------------------------

     (a) All of Sellers' and Davidovich's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     (b) Each of Davidovich's representations and warranties in Sections 3.3, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     7.2  Sellers' Performance
          --------------------

     (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections
5.4 and 5.8 must have been performed and complied with in all respects.

     7.3  Supply Contract
          ---------------

The Acquired Companies shall have entered into a contract with Chevron Chemical Company ("Chevron") substantially in the form most recently submitted to Buyer by Chevron for review prior to the date of this Agreement.

     7.4  Additional Documents
          --------------------

Each of the following documents must have been delivered to Buyer:

     (a) an opinion of Thompson & Knight, P.C., dated the Closing Date, in form and substance satisfactory to Buyer;

     (b) release and termination of all options to acquire any of the Shares held by Chevron Chemical Company; and

     (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5  No Proceedings
          --------------

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6  No Claim Regarding Stock Ownership or Sale Proceeds
          ---------------------------------------------------

There must not have been made or Threatened by any Person (excluding Buyer) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, other than claims of the Sellers which are the subject of this Agreement or (b) is entitled to all or any portion of the Purchase Price payable for the Shares and the Other Interests other than payments to Sellers of the Purchase Price.

     7.7  Senior Notes Offering
          ---------------------

Buyer shall have completed the Senior Notes Offering, and shall have received net proceeds of not less than $75,000,000 from such Senior Notes Offering.

     7.8  Audited Financial Statements
          ----------------------------

The balance sheets, statements of income, changes in stockholders' equity and cash flows of the Acquired Companies for the period ended April 1, 1996, together with the unqualified audit report thereon of Deloitte & Touche, shall have been delivered to Buyer, disclosing no material adverse change from the unaudited financial statements for such period previously delivered to Buyer, except for changes in deferred taxes and the effect of push-down accounting.

     7.9  Environmental Reports
          ---------------------

Phase I and, if required by Buyer, Phase II environmental surveys of each parcel of real estate owned or occupied by the Acquired Companies, satisfactory in form and substance to Buyer, shall have been delivered to Buyer (copies of which Buyer agrees to deliver to Davidovich prior to Closing).

     7.10 Resignations
          ------------

Each of the directors of each of the Acquired Companies shall have resigned and Davidovich shall have also resigned as an officer of each of the Acquired Companies.

     7.11 Consent of the Bank of Montreal
          -------------------------------

The Bank of Montreal shall have consented to the Buyer's entering into this Agreement and to the release of Davidovich from his personal guaranty of the obligations of StyroChem International, Ltd, under the Agreement Respecting a Term Loan and other Credit Facilities dated February 25, 1994, as amended, with the Bank of Montreal.

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and the Other Interests and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     8.1  Accuracy of Representations
          ---------------------------

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2  Buyer's Performance
          -------------------

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b).

     8.3  Supply Contract
          ---------------

The Acquired Companies shall have entered into a contract with Chevron substantially in the form most recently submitted to Buyer by Chevron prior to the date of this Agreement.

     8.4  Additional Documents
          --------------------

Buyer must have caused the following documents to be delivered to Sellers:

     (a) an opinion of Duane, Morris & Heckscher, dated the Closing Date, in form and substance satisfactory to Sellers; and

     (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5  No Injunction
          -------------

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares or the Other Interests by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     8.6  Release of Personal Guaranty
          ----------------------------

Davidovich shall have been released from all personal guarantees in connection with indebtedness of the Acquired Companies to Bank of Montreal.

9.   TERMINATION

     9.1  Termination Events
          ------------------

This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either Buyer or Davidovich if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

     (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Davidovich, if any of the conditions in
Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Davidovich has not waived such condition on or before the Closing Date;

     (c)  by mutual consent of Buyer and Sellers; or

     (d) by either Buyer or Davidovich if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1996, or such later date as the parties may agree upon.

     9.2  Effect of Termination
          ---------------------

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement and the exercise of a right of termination will not be an election of remedies; provided, however, the foregoing shall not apply in the event of the non-satisfaction of the conditions in Sections 7.1 or 8.1 (unless the Breach of the representation or warranty which caused such non-satisfaction was intentional or fraudulent), in which case the parties agree that termination of this Agreement shall be the sole and exclusive remedy of either party prior to the Closing due to the non-satisfaction of the conditions set forth in Sections 7.1 or 8.1. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, other than as limited by the proviso in the preceding sentence, the terminating party's right to pursue all remedies under this Agreement will survive such termination unimpaired.

10.  INDEMNIFICATION; REMEDIES

     10.1 Survival; Right to Indemnification Not Affected by Knowledge
          ------------------------------------------------------------

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2 Indemnification and Payment of Damages by each Seller
          -----------------------------------------------------

Each Seller, severally but not jointly, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling and persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from:

     (a) any Breach of any representation or warranty made by such Seller in this Agreement, the Disclosure Letter (giving effect to any supplement to the Disclosure Letter), the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement, as if such representation or warranty were made on and as of the Closing Date;

     (b) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement;

     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Seller or any Acquired Company (or any Person acting on such Seller's behalf) in connection with any of the Contemplated Transactions.

     10.3 Indemnification and Payment of Damages by Davidovich
          ----------------------------------------------------

Davidovich will indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons the amount of, any Damages arising from:

     (a)  any Breach of any representation or warranty made by Davidovich in
Section 3 of this Agreement, the Disclosure Letter (giving effect to any supplement to the Disclosure Letter), the supplements to the Disclosure Letter, or any other certificate or document delivered by Davidovich pursuant to this Agreement;

     (b) any Breach by Davidovich of any covenant or obligation of Davidovich in this Agreement; and

     (c) any claim by any person for brokerage or finders fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Davidovich (or any Person acting on Davidovich's behalf) in connection with any of the Contemplated Transactions.

     10.4 Indemnification and Payment of Damages by Buyer
          -----------------------------------------------

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, and (d) the ownership, operation, and management by Buyer of the Acquired Companies, and the operations and activities of the Acquired Companies, from and after the Closing Date, except to the extent Buyer is indemnified by Sellers or Davidovich with respect to such matters pursuant to Sections 10.2 or 10.3 above.

     10.5 Time Limitations
          ----------------

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless within one (1) year following the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer, except that (i) any claims with respect to Sections
3.8 and 3.9 shall be made in connection with the determination of the Adjustment Amount and no such claim shall be allowed after the final determination of the Adjustment Amount except to the extent that accounts receivable which are treated as collectible and are not reserved against in determining the Adjustment Amount are in fact not collected within 180 days; (ii) a claim with respect to Section 3.11 must be made prior to the expiration of the applicable statute of limitations on the assessment of additional Taxes which is the basis of such claim, (iii) a claim with respect to Section 3.3 must be made prior to three (3) years following the Closing Date; (iv) a claim with respect to Section
3.13 or 3.19 must be made prior to two years following the Closing Date; and (v) a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless within one (1) year following the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers, except that a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

     10.6 Limitations on Amount--Davidovich
          ---------------------------------

     (a) Davidovich will not have liability (for indemnification or otherwise) with respect to the matters described in Section 10.3 until the total of all Damages with respect to such matters exceeds $350,000 (the "Basket') and then only for the amount by which such Damages exceed the Basket. Damages arising from a single matter will not subject Davidovich to such liability for indemnification, or be counted toward the Basket, unless they exceed $10,000, but if they exceed $10,000 for a single matter, the entire amount of Damages for such matter shall be counted toward the Basket and will subject Davidovich to liability for indemnification to the extent the Basket is exceeded.

     (b) This Section 10.6 will not apply to any Breach of any of Davidovich's representations and warranties of which Davidovich had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Davidovich of any covenant or obligation, and Davidovich will be liable for all Damages with respect to such Breaches.

     10.7 Limitations on Amount--Buyer
          ----------------------------

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $350,000, and then only for the amount by which such Damages exceed $350,000. However, this Section 10.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

     10.8 Procedure for Indemnification--Third Party Claims
          -------------------------------------------------

     (a) Promptly after receipt by an indemnified party under Section 10.2, 10.3, or 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10.9  Procedure for Indemnification--Other Claims
           -------------------------------------------

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     10.10 Limitations of Liability
           ------------------------

The indemnification obligations of the parties hereto pursuant to this Section 10 shall be subject to the following limitations:

     (a) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Section 10 as a result of any claim for indemnification shall be reduced to the extent of any amounts actually received by such other party after the Closing Date pursuant to the terms of the insurance policies (if any) covering such claim, and each party shall pursue available claims against such insurance policies in good faith.

     (b) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Section 10 as a result of any claim shall be reduced by the amount of any Tax benefit actually realized by such other party as a result of such claim, provided that such reduced amount shall be increased by the amount of any Taxes actually payable by such other party as a result of the payment to such other party of Damages for such claim (the net reduction is hereinafter referred to in this paragraph as the "Claim Reduction Amount"). The Claim Reduction Amount shall be calculated by the indemnified party on a present value basis using the appropriate applicable federal rate for the month that the claim will be paid as specified under Section 1274(d) of the IRC. Any factual assumptions, Tax rate assumptions, assumptions relating to the appropriate applicable federal rate, or assumptions relating to the appropriate Tax treatment of a particular item shall be made by the indemnified party. The indemnified party shall supply to the indemnifying party such information as the indemnifying party may reasonably request to support the indemnified party's assumptions and calculations. If the indemnifying party believes that the overall calculation is unreasonable, the parties shall submit the issue to an independent public accounting firm of recognized national standing mutually agreeable to the parties for determination as to whether such calculation is in fact reasonable on an overall basis. If such firm determines that the calculation is not reasonable, such firm shall modify whichever assumptions it deems necessary to make the overall calculation reasonable. The determinations of such firm shall be final and conclusive as to any dispute regarding the Claim Reduction Amount. The costs and expenses of such firm in connection with its determinations pursuant to this paragraph shall be borne equally by the parties. Each party shall be solely responsible for all other costs and expenses incurred by such party pursuant to this paragraph.

     (c) No indemnification shall be required to be made by any indemnifying party pursuant to this Section 10 with respect to any claims for indemnification to the extent that the aggregate amount of Damages incurred by the indemnified party with respect to all such claims (whether asserted, resulting, imposed, or incurred before, on, or after the Closing Date) exceeds $4,000,000.

     (d)   The indemnification obligations of the parties pursuant to this
Section 10 (including the definition of the term "Damages" as provided herein) shall be limited to actual and direct damages and shall not, except in the case of a willful Breach of this Agreement or fraud, include consequential, punitive, or exemplary damages or damages based on lost profits or lost opportunities.

     10.11 Sole and Exclusive Remedies
           ---------------------------

The parties hereto agree that, in relation to any Breach of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto, the only sole and exclusive relief and remedies available to the other party hereto in respect of such Breach (regardless of any other rights and remedies provided by law or in equity) shall be:

     (a) termination, but only if said termination is expressly permitted under the provisions of Section 9.1;

     (b) damages, but only to the extent properly claimable hereunder and as provided and limited pursuant to this Section 10 and by Section 9.2;

     (c) specific performance if a court of competent jurisdiction in its discretion grants the same; and

     (d) injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

The parties hereto hereby expressly (i) waive and forego any other rights and remedies other than the foregoing, whether provided by law or in equity, and
(ii) agree that no action for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Closing Date no matter how severe, grave, or fundamental any such Breach may be by one party. Accordingly, the parties hereby also expressly waive and forego any and all rights they may possess to bring any such action.

11.  GENERAL PROVISIONS

     11.1 Expenses
          --------

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, except as otherwise provided in this Section. Buyer will pay the fees of Deloitte & Touche incurred in connection with the Contemplated Transactions, the costs of obtaining environmental reports for the real properties owned by the Acquired Companies, and the HSR Act filing fee. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     11.2 Public Announcements
          --------------------

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Davidovich mutually agree. Unless consented to by the other party in advance or required by Legal Requirements, prior to the Closing each party hereto shall, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, other than to their financial advisors, legal counsel, accountants, bankers and others with a "need to know" in order for the parties to carry out the Contemplated Transactions. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3 Confidentiality
          ---------------

The Buyer's obligations with respect to the confidentiality of all Evaluation Material (as defined in the Confidentiality Agreement) shall be governed by the Confidentiality Agreement. Between the date of this Agreement and the Closing Date, Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Sellers and the Acquired Companies to maintain in confidence, any written, oral or other information obtained in confidence from Buyer or any subsidiary of Buyer in connection with this Agreement on the Contemplated Transactions unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transaction, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     11.4  Notices
           -------

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Davidovich or Sellers:

               Richard Davidovich
               312 Ridgewood Road
               Fort Worth, Texas 76107
               Fax: (817) 625-7337

          with a copy to:

               Stephen Norris, Esquire
               Thompson & Knight, P.C.
               801 Cherry Street, Suite 1600
               Fort Worth, TX  76102
               Fax: (817) 347-1799

          Buyer:

               Radnor Holdings Corporation
               Three Radnor Center, Suite 300
               100 Matsonford Road
               Radnor, PA  19087
               Fax: (610) 995-2697
               Attention: Michael T. Kennedy, Chairman with a copy to:

               Vincent F. Garrity, Jr., Esquire
               Duane, Morris & Heckscher
               One Liberty Place
               Philadelphia, PA  19103
               Fax: (215) 979-1020

     11.5  Jurisdiction; Service of Process
           --------------------------------

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6  Further Assurances
           ------------------

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7  Waiver
           ------

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8  Entire Agreement and Modification
           ---------------------------------

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9  Disclosure Letter
           -----------------

     (a) Except as otherwise provided in the Disclosure Letter, the disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter, and those in any supplement thereto, (other than an exception expressly set forth as such in the Disclosure Letter, and those in any supplement thereto, with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.10 Assignments, Successors, and No Third-Party Rights
           --------------------------------------------------

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided, however, that no such assignment shall be effective to release or discharge Buyer from any of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as otherwise expressly provided in Section 10, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.11 Severability
           ------------

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 Section Headings, Construction
           ------------------------------

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 Time of Essence
           ---------------

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14 Governing Law
           -------------

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     11.15 Counterparts
           ------------

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                   BUYER:
                                   -----

                                   RADNOR HOLDINGS CORPORATION,
                                   formerly known as
                                   BENCHMARK CORPORATION OF DELAWARE


                                   By:   /s/ Michael T. Kennedy
                                        -----------------------------------
                                        Michael T. Kennedy, Chairman


                                   SELLERS:
                                   -------

                                        /s/ Richard Davidovich
                                   -------------------------------------------
                                        Richard Davidovich


                                   JAMES RIVER PAPER COMPANY, INC.


                                   By: [SIGNATURE APPEARS HERE]
                                      ----------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------


                                   GRUPO INDUSTRIAL HERMES, S.A. de C.V.

                                   By: [SIGNATURE APPEARS HERE]
                                      ----------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------

                                   E.M. Rosenthal

                                   By: [SIGNATURE APPEARS HERE]
                                      ----------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title: Attorney-in-Fact
                                              --------------------------------

                                   Rozanne Rosenthal


                                   By:  [SIGNATURE APPEARS HERE]
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:  Attorney-in-Fact


                                   Ashli M. Rosenthal Trust

                                   By:  [SIGNATURE APPEARS HERE]
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:  Attorney-in-Fact



                                   Benjamin A. Rosenthal Trust

                                   By:  [SIGNATURE APPEARS HERE]
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:  Attorney-in-Fact


                                   Madelyn E. Rosenthal Trust

                                   By:  [SIGNATURE APPEARS HERE]
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:  Attorney-in-Fact


                                   JMC Family Investment Limited Partnership,
                                   Jon M. Cohen, General Partner

                                   By:  [SIGNATURE APPEARS HERE]
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:  Attorney-in-Fact

                                   Joseph C. Penshorn


                                   By: [SIGNATURE APPEARS HERE]
                                      ----------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:  Attorney-in-Fact


                                   Richard Davidovich Charitable Trust


                                   By: [SIGNATURE APPEARS HERE]
                                      ----------------------------------------
                                        Name:  Richard Davidovich
                                        Title:    Trustee

                                  EXHIBIT 2.2
                        Amounts Reducing Purchase Price
                        -------------------------------


1. Amount payable by Acquired Companies to Chevron after the Closing Date not exceeding $2,250,000, such amount to be set forth in written instructions delivered by Davidovich to Buyer at Closing

2. Indebtedness of Acquired Companies to Bank of Montreal as of the Closing Date

3. Legal fees and costs of Thompson & Knight in connection with the Contemplated Transactions, such amount to be set forth in written instructions delivered by Davidovich to Buyer at Closing

                                 SCHEDULE 2.6
  Working Capital of the Company on a Consolidated Basis as of August 3, 1996
  ---------------------------------------------------------------------------

                            (Dollars in Thousands)

Cash and Cash Equivalents                                             $   119
Accounts Receivable, net                                               13,518
Inventory                                                               7,184
Prepaid Expenses                                                          299
                                                                      -------

                                   Total Current Assets                21,120
                                                                      -------


Accounts Payable                                                       14,779
Accrued Liabilities                                                     1,972
Insurance Notes Payable                                                    95
Taxes Payable                                                             262
                                                                      -------

                                   Total Current Liabilities           17,108
                                                                      -------

                                  Net Working Capital                 $ 4,012
                                                                      =======

1. Sellers have disclosed to Buyer a possible claim of Kimberly-Clark Corporation, as successor to Scott Paper Company, against the Company in the amount of $995,000 related to additional purchase price payable to Scott Paper Company in connection with the purchase of the Company's business from Scott Paper Company on February 25, 1994 with respect to the aging of certain accounts receivable payable by WinCup. No adjustment to the calculation of Net Working Capital and no adjustment to the Purchase Price shall be made with respect to such claim in the event that Kimberly-Clark Corporation either releases such claim or refuses to release such claim.

2. No adjustment to the Purchase Price shall be made to the extent that Net Working Capital is reduced between the date of the Stock Purchase Agreement and the Closing Date by reason of any reductions of purchases of products from the Acquired Companies by Buyer which are not in the Ordinary Course of Business of Buyer.

3. In the preparation of the Closing Statement, Sellers shall be entitled to the benefit of any income tax deduction which can be utilized by the Acquired Companies prior to the Closing Date with respect to the bonus paid prior to the Closing Date to certain employees of the Acquired Companies and with respect to the payment to Chevron Chemical Company referred to on
     Exhibit 2.2.

4. In the preparation of the Closing Statement, accrued liabilities of the Acquired Companies, whether or not reflected in the Interim Balance Sheets, will include all uninvoiced liabilities for products and services rendered prior to the Closing Date not included in accounts payable or uninvoiced receipts. With respect to items accrued on a monthly basis that are impacted by the 52-53 week accounting periods, accruals will be computed consistent with prior periods. With respect to accrued employee benefit plans,the accrued balance will include the amounts related to services or obligations incurred prior to the closing date.

5. Accounts receivable deemed uncollectible will be written off prior to Closing.

6.   Inventory will be calculated as stated in Section 3.9, without regard to
     Part 3.4 of the Disclosure Letter.

7. Accounts payable and accrued liabilities reflect amounts owing or accrued in accordance with GAAP.

8. Accrued liabilities will be reduced by amounts accrued as incentive compensation which will be paid to employees at Closing. In addition, up to $1,000,000 will be drawn down on line and paid to employees at Closing.

9.   Prepaid taxes are specifically excluded from this calculation.

10.  Intercompany receivables and payables are excluded from this calculation.

11. Any refund due which will be received by any of the Acquired Companies for over payment of taxes prior to Closing will be added to the total current assets for this calculation.

12. Financial statements will be based on a 52/53 week year for pro rata allocation purposes.

13. Accrued health insurance claims will be recorded as of the closing date based on the procedure set forth on Exhibit 2.5.1 hereto.

                                  SCHEDULE 4.2
                           Required Consents - Buyer
                           -------------------------


     a. Buyer filed a premerger notification with the Federal Trade Commission (the "FTC") seeking approval of the transactions contemplated by this Agreement, pursuant to the HSR Act, and has received notice from the FTC of the early termination of the HSR Act waiting period.

     b. Buyer must receive the consent of the Bank of Montreal under the Agreement Respecting a Term Loan and other Credit Facilities dated February 25, 1994, as amended, between the Bank of Montreal and StyroChem International, Ltd.

                                 EXHIBIT 2.6.1
            Calculation for Accrued Health Care Liability/Receivable
            --------------------------------------------------------

PART 1

     Claims incurred by Closing for
     health insurance year beginning
     February 25, 1996                             A

     Less amounts paid by StyroChem
     against above claims through Closing            B
                                                   -----
                                                   A - B

     Less amounts in A which are
     reimbursable under individual
     stop loss of $30,000 at Closing                   C
                                                   ------

                                              (A-B) -  C =

If positive this is added to liability.
If negative this is subtracted from liability.

PART 2

     Claims incurred by Closing for
     health insurance year beginning
     February 25, 1996                              A

     Less amounts paid by StyroChem
     against above claims through Closing              B
                                                    ------
                                                    A - B

     Less annual aggregate stop loss
     Pro Rata to date of Closing.  Should
     be equal to amounts accrued by
     StyroChem.  Maximum included in the
     aggregate stop loss pool for any individual
     will not exceed $30,000.                              C
                                                       --------

                                                  (A-B) -  C =

     Any amounts deemed receivable as a result of the calculation in Part 2, will be paid to the Acquired Company at which time all claims incurred within the February 25, 1996 claim year have been settled.

                                 EXHIBIT 2.7(B)
                     Example of Purchase Price Calculation
                     -------------------------------------

Assumptions:

     (a)                   Net Working Capital on Closing Date  $ 3,000,000
     (b)                   Chevron payment                        1,000,000
     (c)                   Wells Fargo payment                    3,000,000
     (d)                   Bank of Montreal assumption            1,500,000
     (e)                   Thompson & Knight legal fees             100,000


Calculation at Closing:

     Base Purchase Price                                        $26,000,000
                           less Chevron                           1,000,000
                           less Wells Fargo                       3,000,000
                           less escrow for working capital        1,000,000
                           less escrow for environmental          1,375,000
                           less Bank of Montreal                  1,500,000
                           less Thompson & Knight                   100,000
                                                            ---------------
     Net payable to Sellers at the Closing                      $18,025,000

Post Closing Adjustment:

     Adjustment Amount: negative $1,012,000 (this is based on the difference between the August 3, 1996 net working capital of $4,012,000 and the assumed net working capital as of the Closing Date of $3,000,000). $1,000,000 working capital escrow (plus interest accrued thereon) is paid to Buyer. Sellers on a Pro Rata Basis pay additional $12,000 to Buyer

                                                                    EXHIBIT 21.1

                        Subsidiaries of the Registrant

                                   State or Jurisdiction of           Names under which
Name of Subsidiary               Incorporation or Organization     Subsidiary does Business
-------------------------------  -----------------------------  ------------------------------

WinCup Holdings, Inc.            Delaware                       WinCup Holdings, Inc.
                                                                WinCup Holdings of Texas, Inc.

Benchmark Holdings, Inc.         Delaware                       Benchmark Holdings, Inc.

WinCup Holdings, L.P.            Delaware                       WinCup Holdings, L.P.

SP Acquisition Co.               Delaware                       SP Acquisition Co.

StyroChem International, Inc.    Texas                          StyroChem International, Inc.

StyroChem International, Ltd.    Quebec                         StyroChem International, Ltd.

StyroChem FSC, Ltd.              Barbados                       StyroChem FSC, Ltd.

Radnor Management, Inc.          Delaware                       Radnor Management, Inc.